Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

December 12, 2023

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the distribution (the “GoFire Distribution”) by GoFire, Inc. (“GoFire”) to the stockholders of GoFire (the “GoFire Stockholders”) of (i) 1,800,000 shares (the “2023 APA Shares”) of common stock, par value, $0.001 per share, of the Company (the “Common Stock”) and (ii) common stock purchase warrants (the “Warrants”) to purchase an aggregate of 1,800,000 shares of Common Stock (the “Warrant Shares”). The Registration Statement also registers the issuance of Warrant Shares by the Company to the GoFire Stockholders (as holders of Warrants) following the GoFire Distribution upon any potential future exercise of the Warrants. The Warrants were originally issued to GoFire as a single common stock purchase warrant to purchase 1,800,000 Warrant Shares but are expected to be subdivided in connection with the GoFire Distribution.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Warrants; and (iv) records of meetings and consents of the Board of Directors of the Company and its pricing committee provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.       The 2023 APA Shares were duly and validly issued and are fully paid and non-assessable shares of Common Stock.

2.       The Warrants were duly and validly issued and are fully paid and non-assessable.

3.       Upon due exercise of the Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Warrants, and when certificates or book-entry evidence of ownership for the Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect. We express no opinion as to the effect of any other law of the State of Delaware or the laws, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP